Exhibit No. 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580
633 17TH STREET SUITE 1700         DENVER, COLORADO 80202          TELEPHONE (303) 339-8110

Consent of Independent Petroleum Engineers

    We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 of PDC Energy, Inc. (333-215422 and 333-225312) and to the incorporation by reference in the Registration Statements on Form S-8 of PDC Energy, Inc. (No. 333-189685, No. 333-167945, No. 333-137836, No. 333-118222, No. 333-118215, No. 333-225596, No. 333-235908, and No. 333-239433), of all references to our firm and information from our reserves report dated January 15, 2021, included in or made a part of PDC Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020, and our summary report attached as Exhibit 99.1 to the Annual Report on Form 10-K.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
February 24, 2021